Exhibit 99.1

MYR Group Inc. Announces William A. Koertner Steps Down

as President and Chief Executive Officer

Rolling Meadows, Ill., December 19, 2016 — MYR Group Inc. (“MYR” or the “Company”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States and Canada, announced that on January 1, 2017, William A. Koertner, 67, will step down as the Company’s president and chief executive officer (CEO). Mr. Koertner will continue in his role as executive chairman of MYR’s board of directors. The board has appointed current Executive Vice President and Chief Operating Officer, Richard S. “Rick” Swartz, to succeed Mr. Koertner as president and CEO, effective on January 1, 2017. Mr. Koertner joined MYR in 1998 as its chief financial officer, was named its president and CEO in 2003, and was appointed to the additional role of chairman of the board when the Company went public in 2008.

Gary Johnson, lead independent director on the board of directors stated, “On behalf of the board, I want to thank Bill for his many contributions to MYR over his 18 year career with the Company. As CEO, Bill was instrumental in developing and implementing MYR’s long-term strategy which set the stage for continued profitable growth. During his tenure, MYR grew revenues from $320 million in 2004 to over $1.0 billion in 2015. MYR is today recognized as a leader in the electrical infrastructure construction industry through its focus on client satisfaction, employee safety and shareholder returns. He was instrumental in the creation of the OSHA Electrical Transmission and Distribution Strategic Partnership in 2004 and served as the first chairman of its executive committee.”

Mr. Johnson continued, “The board and Bill believe that Rick is highly qualified to lead MYR forward. Over his 30 years tenure with the Company, Rick has been an important part of the success of MYR, taking on increasingly responsible roles in the organization and has been instrumental in developing and executing our three-pronged strategy of organic growth, acquisitions and return of capital to shareholders. Rick is a proven leader who has built outstanding management teams throughout the Company. MYR has a very bright future, and we are excited to work with Rick and our talented management team as they strive to deliver on our commitment to profitably growing the Company.”

Mr. Swartz said, “I am grateful for the trust and confidence Bill and the board are placing in me and excited about the opportunity to lead MYR into the next chapter in an evolving power delivery market. It has been an honor to work with and learn from Bill over the years. Through his leadership, Bill leaves a great legacy of providing value to our stockholders through outstanding operational and financial performance, an unwavering dedication to jobsite safety and customer satisfaction, and a disciplined approach to managing risks. I look forward to his continued support as chairman of the board.”

Swartz’s previous position as chief operating officer will be divided into two new roles in order to further position MYR for future growth in our two primary market segments. Tod Cooper, the current senior vice president of transmission and distribution, will become the senior vice president and chief operating officer of T&D. Jeff Waneka will become the senior vice president and chief operating officer of C&I. Tod and Jeff will continue to report to Rick Swartz.

Mr. Koertner added, “It has been an honor to serve as MYR’s CEO the last 13 years. We have a very talented and dedicated group of employees, fantastic clients, solid industry partners and a great shareholder base. The support of our stakeholders has been the key to my success. I have tremendous respect for Rick’s abilities and total confidence in his leadership. I look forward to continuing to serve the Company in my role as chairman of the board and look forward to working with Rick, other members of the executive management team and the board as we capitalize on market opportunities to drive shareholder value.”

About MYR Group Inc.

MYR is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, and has the experience and expertise to complete electrical installations of any type and size. MYR’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States and western Canada. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “capitalize,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “likely,” “unlikely,” “possible,” “potential,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Contact

Betty R. Johnson, Chief Financial Officer

MYR Group Inc., 847-290-1891, investorinfo@myrgroup.com

Kristine Walczak

Dresner Corporate Services, 312-780-7240, kwalczak@dresnerco.com